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                                                                  EXHIBIT 2.1(B)

                               ESCROW AGREEMENT
                               ----------------


     This ESCROW AGREEMENT is dated as of _____________, 2000, by and among OLD KENT BANK (the "Escrow Agent"), ORC CONSUMER, INC., a Delaware corporation ("Buyer"), and COTTER RESEARCH, INC. (formerly known as C/J RESEARCH, INC.) ("Seller").

                             W I T N E S S E T H :
                             - - - - - - - - - -

     WHEREAS, Buyer and Seller are parties to an Asset Purchase Agreement dated as of _____________, 2000 (the "Purchase Agreement") which provides for a deposit of $900,000 by Buyer (the "Escrow Amount"), to be held by the Escrow Agent on the terms and conditions set forth herein;

     WHEREAS, Buyer and Seller each appoint the Escrow Agent to serve as an escrow agent hereunder; and

     WHEREAS, the Escrow Agent is willing to serve as escrow agent pursuant to the terms and conditions of this Escrow Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.   Definitions  Capitalized terms not otherwise defined herein which are
     -----------
defined in the Purchase Agreement shall have the meanings given in the Purchase Agreement, a complete and correct copy of which has been delivered to the Escrow Agent by Buyer and Seller.

2.   Escrow Amount.  The Escrow Agent acknowledges receipt of $900,000 tendered
     -------------
by Buyer in accordance with Section 4(a)(ii) of the Purchase Agreement. The Buyer and the Seller hereby appoint the Escrow Agent as the escrow agent hereunder, and the Escrow Agent hereby accepts said appointment and agrees to hold the Escrow Amount and all interest and other
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income earned thereon (the "Income" and, together with the Escrow Amount, the
"Escrow Fund") in escrow and to apply, invest, reinvest and disburse the Escrow Fund only in accordance with the provisions of this Escrow Agreement.

3.   Distribution of Escrow Fund; Disputes.
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(a)       The Escrow Amount is deposited by Buyer with the Escrow Agent subject to any claims the Buyer may have under the Purchase Agreement.

(b) Either party (the "Requesting Party") may deliver signed instructions to the Escrow Agent (the "Instructions") instructing the Escrow Agent to release funds from the Escrow Fund, provided that Seller may not deliver such Instructions to the Escrow Agent prior to the Termination Date (as hereinafter defined). The Requesting Party shall deliver to the other party (the "Non-Requesting Party") a copy of the Instructions concurrently with its delivery to the Escrow Agent. If the Non-Requesting Party objects to the release of any funds from the Escrow Fund as set forth in the Instructions, it shall deliver written notice (a "Notice of Dispute") to the Requesting Party and the Escrow Agent within a period of 15 business days after receipt of the Instructions setting forth in reasonable detail the reasons why the Non-Requesting Party is disputing the Instructions. The Non-Requesting Party shall deliver to the Requesting Party a copy of the Notice of Dispute concurrently with its delivery to the Escrow Agent. If the Non-Requesting Party fails to deliver a Notice of Dispute to the Requesting Party and the Escrow Agent within said period of 15 business days, or if the Notice of Dispute does not dispute the payment of a portion of the amount set forth in the Instructions (the "Undisputed Portion"), then the Escrow Agent shall immediately pay to the Requesting Party the amount of the payment set forth in the Instructions or the Undisputed Portion, as applicable. If the Escrow Agent receives a Notice of Dispute, the Escrow Agent shall not pay any amounts which are being disputed unless, until and only to the extent that the Escrow Agent (i) receives joint written instructions signed by
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Buyer and Seller regarding the payment of funds from the Escrow Fund, or (ii) is directed to make such payment by a court or arbitrator adjudicating such dispute.

(c) On the Termination Date, all Income earned on the Escrow Amount, to the extent not paid to Buyer or subject to a Notice of Dispute in accordance with subparagraph 3(b), shall be paid to Seller. Any taxes incurred on account of such Income or as a result thereof shall be the responsibility of, and be paid by, Seller.

(d) On the first anniversary of the date hereof (the "Termination Date"), all amounts in the Escrow Fund, to the extent not paid to Buyer or subject to a Notice of Dispute in accordance with Section 3(b) above, shall be released by the Escrow Agent and immediately paid to Seller. Any amounts remaining in the Escrow Fund that are subject to a Notice of Dispute shall be released in accordance with Section 3(b) above.

4.   Investment.  The Escrow Fund shall be invested by the Escrow Agent in the
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Kent Government Money Market Fund.

5.   Successor Escrow Agent. The Escrow Agent may resign with 30 days written
     ----------------------
notice to the Buyer and Seller. If the Escrow Agent resigns, or is otherwise removed with the written consent of Buyer and Seller, a successor Escrow Agent shall be appointed by written consent of Buyer and Seller. Any successor Escrow Agent shall deliver to Buyer and Seller a written instrument accepting such appointment thereunder, and thereupon it shall be entitled to all the rights and powers, and be subject to all the duties of, the Escrow Agent contained herein. Upon the appointment of a successor Escrow Agent as herein provided, the Escrow Agent being succeeded shall transfer all moneys and investments which it is then holding pursuant to this Escrow Agreement to such successor.

6.   Expenses.  Attached, as Schedule A, is the Escrow Agent Fee Schedule.  All
     --------
reasonable costs, expenses and fees of the Escrow Agent incurred in connection with the performance of its duties and obligations hereunder, including any outside counsel fees reasonably incurred by it
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after prior notice to the parties, shall be borne one half by Buyer and one half by Seller. The Escrow Agent shall have the right to withhold from the Escrow
Fund prior to distribution, its costs, fees and expenses due hereunder.

7.   Limitation of Liability.  The Escrow Agent is hereby required only to
     -----------------------
retain, invest and disburse the Escrow Fund as herein provided. The Escrow Agent's duties are only such as are specifically provided herein and are administrative, not discretionary. The Escrow Agent shall not be required to determine whether or not the terms and conditions of the Purchase Agreement have been complied with by the parties. The Escrow Agent shall have no responsibility hereunder other than to follow faithfully the instructions herein contained or such further supplemental instructions as Buyer and Seller may mutually provide and shall incur no liability whatsoever to Buyer or Seller except for gross negligence or willful misconduct. The Escrow Agent shall not be subject to liability with respect to losses suffered from the investment of funds in the Escrow Fund, except for the safekeeping of the securities in which said funds are invested and collection of interest or other income thereon. The Escrow Agent may consult with counsel and shall be fully protected in any action taken in good faith in accordance with such advice. The Escrow Agent shall be fully protected in acting in accordance with any written instructions of Buyer and/or Seller given to it hereunder and reasonably believed by it to have been executed by the proper parties.

8.   Indemnification.  Buyer and Seller, jointly and severally, shall hold the
     ---------------
Escrow Agent harmless and indemnify the Escrow Agent against any loss, liability, expenses (including reasonable attorney's fees and expenses), claims or demands arising out of or in connection with the performance of its obligations in accordance with the provisions of this Escrow Agreement, except its gross negligence or willful misconduct. The foregoing indemnities in this paragraph shall survive the resignation or removal of the Escrow Agent or the termination of this Escrow Agreement.
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9.   Option to Interplead  If any two parties to this Escrow Agreement shall be
     --------------------
in disagreement over the interpretation of this Escrow Agreement, or over their respective rights and obligations, or if any other dispute shall arise hereunder, or if the Escrow Agent otherwise has any doubts as to the proper disposition of the funds or the execution of any of its duties hereunder, the Escrow Agent may, at its sole discretion, file an action in interpleader to resolve such disagreement in any Delaware State or Federal court sitting in the City of Wilmington. The Escrow Agent shall be indemnified for all costs, including reasonable attorney's fees and expenses, and shall be fully protected in suspending all or part of its activities under this Escrow Agreement until a final judgment in the interpleader action is resolved.

10.  Termination of Escrow Agreement.  This Escrow Agreement shall terminate
     -------------------------------
when the entire Escrow Fund shall have been disbursed as provided in paragraph 3 herein.

11.  Notices.  All notices and other communications required or permitted
     -------
under this Escrow Agreement shall be in writing and shall be deemed to have been duly given, made and received only when delivered (personally, by courier service such as Federal Express, or by other messenger), when sent by electronic facsimile or four days following the day when deposited in the United States mail, registered or certified air mail, postage prepaid, return receipt requested, addressed as set forth below:

(i)            If to the Escrow Agent:
                    Old Kent Bank
                    4420 44th Street, S.E.
                    Grand Rapids, MI 49512-4011
                    Attention: Curtis D. Ballast - Vice President
                    Telephone: (616) 771-5225
                    Telecopier: (616) 771-0925

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               If to Buyer:

                    ORC Consumer, Inc.
                    23 Orchard Road
                    Skillman, New Jersey 08542-0183
                    Attention: Chief Executive Officer
                    Telephone: 908-281-5100
                    Telecopier: 908- 281-5105

                    With a copy, given in the manner prescribed above, to:

                    David Gitlin, Esquire
                    Wolf, Block, Schorr and Solis-Cohen LLP
                    1650 Arch Street
                    Philadelphia, Pennsylvania 19103
                    Telephone: 215-977-2284
                    Telecopier: 215-977-2740

               If to Seller

                    Cotter Research, Inc.
                    3150 Salt Creek Lane
                    Arlington Heights, IL 60005-5087
                    Attention: Gary Cotter
                    Telephone: 847-253-1100
                    Telecopier: 847-253-1587


                    With a copy, given in the manner prescribed above, to:

                    Stewart Dolin, Esquire
                    Sachnoff & Weaver, Ltd.
                    30 South Wacker Drive
                    29th Floor
                    Chicago, Illinois 60606-7484
                    Telephone: 312-207-1000
                    Telecopier: 312-207-6400

     Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section for the giving of notice.

12.  Successors and Assigns  This Escrow Agreement shall be binding upon and
     ----------------------
inure to the benefit of the parties hereto and their respective successors and permitted assigns, but in no event shall any person not a party hereto have any rights to the monies or investments in the Escrow Fund as a third party beneficiary or otherwise. No party hereto may assign or transfer its rights or obligations hereunder without the prior written consent of the other parties hereto, provided, however, that Seller may assign its rights and obligations hereunder to its stockholders upon the liquidation and dissolution of the Company, or in contemplation thereof, without the prior written consent of Buyer.

13.  Governing Law.  This Escrow Agreement and all questions relating to its
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validity, interpretation, performance and enforcement shall be governed by the laws of the State of Illinois, without regard to its conflicts of law doctrine.

14.  Waiver.  Waiver of any term or condition of this Escrow Agreement by any
     ------
party shall not be construed as a waiver of a subsequent breach or failure of the same term or condition, or waiver of any other term or condition of this Escrow Agreement.

15.  Headings.  The section headings contained in this Escrow Agreement are
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convenient references only and shall not in any way affect the meaning or interpretation of this Escrow Agreement.

16.  Counterparts.  This Escrow Agreement may be executed in one or more
     ------------
counterparts (including by facsimile), each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which taken together shall constitute one and the same instrument. This Escrow Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

17.  Entire Agreement.  This Escrow Agreement, embody the entire understanding
     ----------------
of the parties hereto which pertain to the subject matter hereof and supersede all prior or
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contemporaneous agreements, representations, conditions or undertakings not included herein and therein which pertain to the subject matter hereof. This Escrow Agreement may be amended only in writing, signed by all parties hereto, and no purported oral waiver or amendment of any provision hereof shall be effective.

          IN WITNESS WHEREOF, the parties have caused this Escrow Agreement to be executed on the date first above written.

                                        ORC CONSUMER, INC.


Attest: _____________________           By:    _________________________________
                                        Name:  _________________________________
                                        Title: _________________________________

                                        OLD KENT BANK


Attest: _____________________           By:    _________________________________
                                        Name:  _________________________________
                                        Title: _________________________________


                                        COTTER RESEARCH, INC.


Attest: _____________________           By:    _________________________________
                                        Name:  _________________________________
                                        Title: _________________________________